Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the Quarter and Year Ended December 31, 2010

Growth in revenue and lower expenses drive higher cash net income

DUBLIN, Ireland, February 25, 2011 – Warner Chilcott plc (NASDAQ: WCRX) today announced its results for the quarter and year ended December 31, 2010. As discussed more fully below, our financial position and results of operations in the quarter ended December 31, 2010 as compared to the prior year quarter were significantly impacted by several important transactions in 2009 and 2010. These transactions included our acquisition of Novartis Pharmaceuticals Corporation’s (“Novartis”) U.S. rights to ENABLEX in October 2010, our acquisition of the global branded prescription pharmaceuticals business (“PGP”) from The Procter & Gamble Company (“P&G”) in October 2009 (the “PGP Acquisition”), and our termination of our exclusive license to distribute LEO Pharma A/S’s (“LEO”) DOVONEX, TACLONEX and pipeline dermatology products in the U.S. and sale of certain related assets to LEO for $1.0 billion in cash in September 2009 (the “LEO Transaction”).

Revenue in the quarter ended December 31, 2010 was $694.4 million, a 1% increase over the prior year quarter. The primary drivers of the increase in revenue were products acquired from P&G and Novartis, primarily ASACOL and ENABLEX, which together contributed $91.4 million of revenue growth in the quarter ended December 31, 2010, compared to the prior year quarter. LOESTRIN 24 FE also contributed $17.3 million of revenue growth in the quarter ended December 31, 2010 compared to the prior year quarter. The growth delivered by these products was offset, in part, by the loss of revenues relating to our former products DOVONEX and TACLONEX, which totaled $82.1 million in the quarter ended December 31, 2009. In connection with the LEO Transaction, we entered into a distribution agreement pursuant to which we purchased inventories of DOVONEX and TACLONEX from LEO and distributed them in the U.S. until June 30, 2010 at nominal distributor margins. As a result, our net sales in the quarter ended December 31, 2009, included net sales of DOVONEX and TACLONEX products.

We reported GAAP net income of $15.4 million, or $0.06 per diluted share, in the quarter ended December 31, 2010, compared with a GAAP net (loss) of $(9.5) million, or $(0.04) per diluted share, in the prior year quarter. Cash net income (“CNI”) for the quarter ended December 31, 2010 was $205.4 million compared to $133.4 million in the prior year quarter. The calculation of CNI in the quarter ended December 31, 2009 was adjusted for two items resulting from the PGP Acquisition and the LEO Transaction. First, the application of purchase accounting increased the opening value of the inventories acquired in the PGP Acquisition which resulted in a non-recurring charge that was recorded in our cost of sales as that inventory was sold. This resulted in a $65.1 million expense, net of tax, recorded in cost of sales as a portion of this inventory was sold in the fourth quarter of 2009. Second, our results for the quarter ended December 31, 2009 included a $33.5 million gain, net of tax, that resulted from our sale of certain inventories in the LEO Transaction. Excluding these two items, adjusted CNI increased by $40.4 million, or 24%, in the quarter ended December 31, 2010 compared to the prior year quarter.

References in this press release to “cash net income” or “CNI” mean our net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Reconciliations from our reported results in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”) to CNI, adjusted CNI and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for all periods presented are included in the tables at the end of this press release.

ENABLEX Acquisition

As mentioned above, on October 18, 2010, we acquired the U.S. rights to Novartis’ ENABLEX product for an upfront payment of $400.0 million in cash at closing, plus future milestone payments of up to $20.0 million in the aggregate based on 2011 and 2012 net sales of ENABLEX (the “ENABLEX Acquisition”). Concurrent with the closing of the ENABLEX Acquisition, we and Novartis terminated our existing co-promotion agreement. We assumed full control of sales and marketing of ENABLEX in the U.S. market and began recording product net sales on a gross basis as we became the principal in the transactions with our customers. We issued $500.0 million aggregate principal amount of 7.75% senior notes due 2018 (the “September 2010 7.75% Notes”) on September 29, 2010 in order to fund the ENABLEX Acquisition and for general corporate purposes. In this press release, we refer to the $750.0 million aggregate principal amount of 7.75% senior notes due 2018 that we issued on August 20, 2010, together with the September 2010 7.75% Notes, as the “7.75% Notes”.

New Product Launches

On October 8, 2010, the U.S. Food and Drug Administration (“FDA”) approved ATELVIA (risedronate sodium) delayed-release tablets, our next generation ACTONEL product, for the treatment of postmenopausal osteoporosis in the United States. On October 21, 2010, the FDA approved, LO LOESTRIN FE (norethindrone acetate and ethinyl estradiol tablets, ethinyl estradiol tablets and ferrous fumarate tablets), our new oral contraceptive product for the prevention of pregnancy in the United States. We began commercial shipments of these products in December 2010 and commenced our promotional efforts in January 2011.

Revenue

Revenue in the quarter ended December 31, 2010 was $694.4 million, an increase of $8.2 million, or 1%, over the prior year quarter. The primary drivers of the increase in revenue were the products acquired in the PGP Acquisition, primarily ASACOL, and as a result of the ENABLEX Acquisition. ASACOL and ENABLEX together contributed $91.4 million of revenue growth in the quarter ended December 31, 2010. The PGP products were acquired on October 30, 2009. As a result, our reported results of operations for the quarter ended December 31, 2009 included only two months of PGP’s operations. Sales-related deductions increased significantly during the quarter ended December 31, 2010 compared to the prior year quarter. The increase was due primarily to the acquisition of the PGP products (which have historically had higher sales-related deductions as a proportion of gross sales than our legacy products) and, to a lesser extent, as a result of the increased utilization of our loyalty card programs and increases in rebates related to our legacy products sold under commercial and governmental managed care programs. The sales-related deductions recorded to reduce gross sales to net sales were $313.5 million and $155.4 million in the quarters ended December 31, 2010 and 2009, respectively. In addition to transactions such as the PGP Acquisition, the ENABLEX Acquisition and the LEO Transaction, period over period changes in the net sales of our products are a function of a number of factors including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. We use IMS Health, Inc. estimates of filled prescriptions for our products as a proxy for market demand in the U.S.

Revenues of our osteoporosis products increased $17.0 million, or 8%, in the quarter ended December 31, 2010, compared with the prior year quarter. Revenues of ACTONEL were $233.7 million in the quarter ended December 31, 2010 compared to $222.0 million in the prior year quarter. The increase in ACTONEL revenues in the quarter ended December 31, 2010 relative to the prior year quarter is primarily attributable to the timing of the PGP Acquisition on October 30, 2009. Revenues of ACTONEL in North America were $136.1 million and $138.3 million in the quarters ended December 31, 2010 and 2009, respectively, including $119.2 million and $116.0 million, respectively, in the U.S. Filled prescriptions of ACTONEL in the U.S. decreased 28% in the quarter ended December 31, 2010 compared to the prior year quarter. In the U.S., ACTONEL continues to face market share declines due to the impact of managed care initiatives that encourage the use of generic versions of other products, as well as declines in filled prescriptions within the overall oral bisphosphonate market. Generic competition began to negatively impact our net sales of ACTONEL in the first quarter of 2010 in Canada and in the fourth quarter of 2010 for Western Europe. Sales of ATELVIA began in December 2010 and totaled $5.3 million in the quarter ended December 31, 2010. While we expect global revenues of ACTONEL to decline significantly in 2011 as compared to 2010, we expect revenues from our new product ATELVIA to partially offset some of the losses in the U.S. market.

Net sales of our oral contraceptive products increased $13.9 million, or 15%, in the quarter ended December 31, 2010, compared with the prior year quarter. LOESTRIN 24 FE generated revenues of $89.9 million in the quarter ended December 31, 2010, an increase of 24%, compared with $72.6 million in the prior year quarter. The increase in LOESTRIN 24 FE net sales was primarily due to an increase in filled prescriptions of 46% in the quarter ended December 31, 2010, as well as higher average selling prices compared to the prior year quarter, offset, in part, by the impact of higher sales-related deductions primarily due to increased utilization of our customer loyalty cards and government rebate programs. Net sales of our oral contraceptive product FEMCON FE were $8.4 million, a decrease of 23%, compared with $10.9 million in the prior year quarter. A subsidiary of Teva Pharmaceutical Industries, Ltd. (“Teva”) has an Abbreviated New Drug Application with respect to a generic version of FEMCON FE which has been approved by the FDA, and we believe Teva may enter the U.S. market with a generic version of FEMCON FE as early as March 2011.

Net sales of our hormone therapy (“HT”) products decreased $2.1 million, or 4%, in the quarter ended December 31, 2010, compared with the prior year quarter. ESTRACE Cream generated revenues of $37.4 million in the quarter ended December 31, 2010, an increase of 10%, compared with $33.8 million in the prior year quarter. The increase in ESTRACE Cream net sales was primarily due to an increase in filled prescriptions of 10% in the quarter ended December 31, 2010, as well as higher average selling prices compared to the prior year quarter, offset in part by a contraction of pipeline inventories relative to the prior year quarter. The increase in ESTRACE Cream net sales in the quarter ended December 31, 2010 was more than offset by decreases in net sales of our other HT products, primarily FEMHRT.

Net sales of ASACOL in the quarter ended December 31, 2010 were $176.3 million compared to $114.9 million in the prior year quarter. The increase in ASACOL net sales in the quarter ended December 31, 2010 relative to the prior year quarter is primarily attributable to the timing of the PGP Acquisition on October 30, 2009. Net sales of ASACOL in North America were $162.9 million and $105.9 million in the quarters ended December 31, 2010 and 2009, respectively, including $156.6 million and $102.1 million, respectively, in the U.S. Filled prescriptions of ASACOL in the U.S. decreased 5% in the quarter ended December 31, 2010 compared to the prior year quarter.

Net sales of our dermatology products decreased $116.5 million, or 78%, in the quarter ended December 31, 2010, as compared to the prior year quarter, primarily as a result of the termination of our distribution agreement with LEO. From the closing of the LEO Transaction on September 23, 2009 until LEO assumed responsibility for its own distribution services on June 30, 2010, we recorded net sales (and cost of sales) for all TACLONEX and DOVONEX products sold in the United States at nominal distributor margins pursuant to the distribution agreement executed in connection with the LEO Transaction. We did not record any net sales of DOVONEX or TACLONEX in the quarter ended December 31, 2010. Net sales of DORYX decreased $34.4 million, or 52%, in the quarter ended December 31, 2010, compared to the prior year quarter, primarily due to an increase in sales-related deductions and a contraction of pipeline inventories relative to the prior year quarter, offset in part by higher average selling prices. The increase in sales-related deductions compared with the prior year quarter was primarily due to the increased usage of our customer loyalty card for DORYX 150 mg as well as an increase in product returns primarily related to the 75 and 100 mg strengths. We expect to see a meaningful decline in filled prescriptions of DORYX 150 mg as a result of recent changes to our DORYX 150 mg loyalty card program beginning in early 2011 as compared to the same periods in 2010. However, we believe this decline in filled prescriptions will be offset by the changes to our customer loyalty card program which we believe will increase our average net sales per prescription for DORYX 150 mg.

Revenues of ENABLEX in the quarter ended December 31, 2010 were $44.9 million compared to $14.9 million in the prior year quarter. The increase in ENABLEX revenues in the quarter ended December 31, 2010 relative to the prior year is primarily attributable to the timing of the PGP Acquisition on October 30, 2009 and the ENABLEX Acquisition on October 18, 2010. During 2009 and the majority of 2010, ENABLEX revenue was recorded based on the contractual percentage we received of Novartis’ net sales. Effective October 18, 2010 as a result of the ENABLEX Acquisition, we began to record sales of ENABLEX in product net sales on a gross basis as we became the principal in the sales transactions.

Cost of Sales (excluding Amortization of Intangible Assets)

Cost of sales decreased $95.3 million, or 53%, in the quarter ended December 31, 2010 compared with the prior year quarter. Our cost of sales in the quarter ended December 31, 2009 was impacted by two items resulting from the PGP Acquisition and the LEO Transaction. First, the application of purchase accounting increased the opening value of the inventories acquired in the PGP Acquisition which resulted in a non-recurring charge that was recorded in our costs of sales as that inventory was sold. This resulted in a $73.5 million expense recorded in cost of sales as a portion of this inventory was sold in the fourth quarter of 2009. Second, we recognized $76.8 million of expenses in cost of sales as we recorded sales at nominal distributor margins under our distribution agreement with LEO. These expenses were offset, in part, by a $34.2 million gain relating to the sale of certain inventories in connection with the LEO Transaction included in the quarter ended December 31, 2009. Excluding the purchase accounting expense included in cost of sales as a result of the PGP Acquisition and the impact of the gain and nominal distributor margins resulting from the LEO Transaction, our gross profit margin on total revenue was 89.4% in the quarter ended December 31, 2009 as compared to 87.8% in the quarter ended December 31, 2010. This decline is due to product mix, including the effects of the ENABLEX Acquisition.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended December 31, 2010 were $238.1 million, a decrease of $39.4 million, or 14%, from $277.5 million in the prior year quarter. Advertising and promotion (“A&P”) expenses for the quarter ended December 31, 2010 increased $3.1 million, or 9%, versus the prior year quarter, primarily due to advertising and other promotional spending attributable to the acquired PGP products. Selling and distribution expenses for the quarter ended December 31, 2010 increased $13.1 million, or 10%, over the prior year quarter. The increase was primarily due to increased sales-related headcount and expenses resulting from the PGP Acquisition, offset, in part, by a decrease of $31.1 million in co-promotion expenses related to ACTONEL under our collaboration agreement with Sanofi-Aventis U.S. LLC. General and administrative (“G&A”) expenses in the quarter ended December 31, 2010 decreased $55.6 million, or 48%, as compared to the prior year quarter. Included in the quarter ended December 31, 2009 were $42.8 million of legal, consulting and other professional fees relating to the PGP Acquisition, expenses payable to P&G pursuant to our transition services agreement of $17.2 million and severance costs of $33.1 million. Excluding these costs in the quarter ended December 31, 2009, G&A expenses increased $37.5 million, or 160%, primarily due to the increase in infrastructure costs and compensation expenses.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended December 31, 2010 was $30.8 million, an increase of $1.5 million, or 5%, compared with $29.3 million in the prior year quarter due to costs incurred relating to the addition of R&D projects from PGP, costs associated with an increase in personnel and facilities and costs incurred relating to ongoing product development efforts, which included our work on the next generation of the significant products within each of our therapeutic categories.

Amortization of Intangible Assets

Amortization of intangible assets in the quarters ended December 31, 2010 and 2009 was $172.2 million and $141.2 million, respectively. The quarters ended December 31, 2010 and 2009 included amortization expense of $135.1 million and $85.0 million, respectively, relating primarily to the intellectual property assets acquired in the PGP Acquisition and ENABLEX Acquisition.

Net Interest Expense

Net interest expense for the quarter ended December 31, 2010 was $108.2 million, an increase of $40.8 million, or 60%, from $67.4 million in the prior year quarter. Included in net interest expense in the quarters ended December 31, 2010 and 2009 were $12.9 million and $12.8 million, respectively, relating to the write-off of deferred loan costs associated with the optional prepayments and repayments of debt. In the quarter ended December 31, 2009, the write-off of deferred loan costs included amounts written-off in connection with the termination of a delayed-draw term loan commitment under our senior secured credit facilities. In the fourth quarter of 2009, we also purchased and retired $290.5 million aggregate principal amount of our 8.75% senior subordinated notes due

2015, which resulted in a total premium payment of $13.8 million which was recorded in interest expense. Excluding the write-off of deferred loan costs in the quarters ended December 31, 2010 and 2009 and the interest premium paid in the quarter ended December 31, 2009, interest expense increased $54.5 million in the fourth quarter of 2010 compared to the prior year quarter, primarily due to the significant increase in our total weighted average outstanding indebtedness. The increase in our total weighted average outstanding indebtedness was due primarily to the funding of (i) the PGP Acquisition, which was outstanding for the full quarter in 2010, but for only a portion of the fourth quarter of 2009, (ii) our special dividend in the third quarter of 2010, (iii) the ENABLEX Acquisition, and (iv) related loan costs and expenses.

Net Income and Cash Net Income

For the quarter ended December 31, 2010, we reported net income of $15.4 million, or $0.06 per diluted share, and CNI of $205.4 million, or $0.81 per diluted share. Earnings per share figures are based on 254.3 million diluted ordinary shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization (including impairments, if any) of intangible assets and the amortization (including write-offs, if any) of deferred loan costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended December 31, 2010, the marginal tax rate associated with the amortization of intangible assets was 2.2% and the marginal tax rate for amortization (including write-offs) of deferred loan costs was 4.8%.

Liquidity, Balance Sheet and Cash Flows

As of December 31, 2010, our cash and cash equivalents totaled $401.8 million and our total debt outstanding was $4,678.7 million, which consisted of $3,419.0 million of borrowings under our senior secured credit facilities, $1,250.0 million aggregate principal amount of 7.75% Notes, and $9.7 million of unamortized premium related to the 7.75% Notes. We generated $332.2 million of cash from operating activities in the quarter ended December 31, 2010, compared with $163.8 million of cash from operating activities in the prior year quarter, an increase of $168.4 million. At the end of January 2011, we made optional prepayments of $200.0 million under our senior secured credit facilities.

Investor Conference Call

The Company is hosting a conference call open to all interested parties, on Friday, February 25, 2011 beginning at 8:00 AM EST. The number to call within the United States and Canada is (877) 354-4056. Participants outside the United States and Canada should call (678) 809-1043. A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (800) 642-1687 from within the United States and Canada or (706) 645-9291 from outside the United States and Canada. The passcode for the replay ID number is 40137123.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, dermatology and urology segments of the North American and Western European pharmaceuticals markets. The Company is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness, including increases in the LIBOR rates on our variable-rate indebtedness above the applicable floor amounts; competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying any of our manufacturing facilities that produce our products or production or regulatory problems with either our own manufacturing facilities or third party manufacturers or API suppliers upon whom we may rely for some of our products; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation, including domestic and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities, such as the recently enacted excise tax legislation in Puerto Rico; our ability to realize the anticipated opportunities from the PGP Acquisition; the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2010, and from time-to-time in our other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

CNI and Adjusted CNI

To supplement our condensed consolidated financial statements presented in accordance with US GAAP, we provide a summary to show the computation of CNI and Adjusted CNI. CNI is defined as our GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude certain impacts from the LEO Transaction, the PGP Acquisition and the income from the reversal of a contingent liability relating to the termination of a contract. We believe that the presentation of CNI and Adjusted CNI provides useful information to both management and investors concerning the approximate impact of the above items. We also believe that considering the effect of these items allows management and investors to better compare our financial performance from period-to-period, and to better compare our financial performance with that of our competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

Adjusted EBITDA

To supplement our condensed consolidated financial statements presented in accordance with US GAAP, we provide a summary to show the computation of adjusted EBITDA taking into account certain charges that were taken during the quarters and years ended December 31, 2010 and 2009. The computation of adjusted EBITDA is based on the definition of EBITDA contained in our senior secured credit facilities.

Company Contact:	Emily Hill Investor Relations 973-907-7084 Emily.Hill@wcrx.com

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-10	Dec-31-09	Dec-31-10	Dec-31-09
REVENUE:
Net sales	$670,778	$651,955	$2,803,621	$1,384,605
Other revenue	23,600	34,261	170,861	51,211

Total revenue	694,378	686,216	2,974,482	1,435,816
COSTS, EXPENSES AND OTHER:
Cost of sales (excludes amortization of intangible assets)	84,928	180,200	492,801	320,278
Selling, general and administrative	238,052	277,481	1,090,351	436,384
(Gain) on sale of assets	—	—	—	(393,095)
Research and development	30,838	29,293	146,506	76,737
Amortization of intangible assets	172,230	141,194	652,920	312,172
Interest expense, net	108,174	67,439	284,448	124,617

INCOME / (LOSS) BEFORE TAXES	60,156	(9,391)	307,456	558,723
Provision for income taxes	44,710	95	136,484	44,605

NET INCOME / (LOSS)	$15,446	$(9,486)	$170,972	$514,118

Earnings / (Loss) Per Share:
Basic	$0.06	$(0.04)	$0.68	$2.05

Diluted	$0.06	$(0.04)	$0.67	$2.05

Dividends Per Share	—	—	$8.50	—

RECONCILIATIONS:
Net income / (loss) - GAAP	$15,446	$(9,486)	$170,972	$514,118
+ Amortization of intangible assets, net of tax	168,393	127,353	617,110	284,006
+ Amortization of deferred loan costs, net of tax	21,537	15,530	60,036	25,505

CASH NET INCOME	$205,376	$133,397	$848,118	$823,629

Non-recurring, one-time charges included above (net of tax):
+ (Gain) on sale of assets, net of tax	$—	$—	$—	$(380,088)
+ Write-off of fair value step-up on acquired inventories	—	65,119	93,743	65,119
+ Gain recognized on contract termination	—	—	(18,127)	—
+ Gain recognized on sale of certain LEO inventories	—	(33,500)	(34,040)	(33,500)

ADJUSTED CASH NET INCOME	$205,376	$165,016	$889,694	$475,160

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of December 31, 2010	As of December 31, 2009
ASSETS
Current assets:
Cash & cash equivalents	$401,807	$539,006
Accounts receivable, net	368,537	339,753
Inventories, net	119,497	236,203
Prepaid expenses & other current assets	287,199	236,552

Total current assets	1,177,040	1,351,514

Other assets:
Property, plant and equipment, net	235,709	177,825
Intangible assets, net	3,016,741	3,302,386
Goodwill	1,028,550	1,060,644
Other non-current assets	193,949	161,745

TOTAL ASSETS	$5,651,989	$6,054,114

LIABILITIES
Current liabilities:
Accounts payable	$98,525	$168,477
Accrued expenses & other current liabilities	755,006	724,848
Current portion of long-term debt	269,911	208,960

Total current liabilities	1,123,442	1,102,285

Other liabilities:
Long-term debt, excluding current portion	4,408,753	2,830,500
Other non-current liabilities	185,436	232,236

Total liabilities	5,717,631	4,165,021

SHAREHOLDERS’ (DEFICIT) / EQUITY	(65,642)	1,889,093

TOTAL LIABILITIES & SHAREHOLDERS’ (DEFICIT) / EQUITY	$5,651,989	$6,054,114

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-10	Dec-31-09	Dec-31-10	Dec-31-09
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	$15,446	$(9,486)	$170,972	$514,118
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation	12,088	5,045	34,654	14,727
Amortization of intangible assets	172,230	141,194	652,920	312,172
(Gain) on sale of assets	—	—	—	(393,095)
Write-off of fair value step-up on acquired inventories	—	73,493	105,504	73,493
Amortization of deferred loan costs	22,620	18,745	64,977	30,306
Stock-based compensation expense	5,562	3,662	21,499	13,072
Changes in assets and liabilities:
Decrease / (increase) in accounts receivable, prepaid and other assets	66,716	25,114	9,599	(17,125)
(Increase) / decrease in inventories	(5,430)	14,439	4,601	3,548
Increase / (decrease) in accounts payable, accrued expenses & other current liabilities	51,033	(66,699)	(66,209)	(14,314)
(Increase) in income taxes and other, net	(8,110)	(41,745)	(51,078)	(32,212)

Net cash provided by operating activities	$332,155	$163,762	$947,439	$504,690

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(400,000)	(2,900)	(402,900)	(11,600)
Purchase of business, net of cash acquired	—	(2,869,378)	—	(2,869,378)
Proceeds from the sale of assets	—	—	—	1,000,000
Capital expenditures	(20,602)	(11,221)	(95,038)	(44,014)

Net cash (used in) investing activities	$(420,602)	$(2,883,499)	$(497,938)	$(1,924,992)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash paid for Special Dividend	(32,595)	—	(2,137,812)	—
Term borrowings under Senior Secured Credit Facilities	—	2,950,000	1,500,000	2,950,000
Proceeds from issuance of 7.75% Notes due 2018, including premium	—	—	1,260,000	—
Redemption of 8.75% Senior Subordinated Notes due 2015	—	(290,540)	(89,460)	(290,540)
Payments for loan costs	—	(155,081)	(83,691)	(155,081)
Term repayments under Senior Secured Credit Facilities	(543,731)	—	(1,031,336)	—
Term repayments under Prior Senior Secured Credit Facilities	—	—	—	(582,557)
Proceeds from the exercise of non-qualified options to purchase ordinary shares	1,154	2,985	7,800	3,969
Other	(242)	440	(339)	395

Net cash (used in) / provided by financing activities	$(575,414)	$2,507,804	$(574,838)	$1,926,186

Effect of exchange rates on cash and cash equivalents	(5,325)	(2,784)	(11,862)	(2,784)

Net (decrease) / increase in cash and cash equivalents	(669,186)	(214,717)	(137,199)	503,100
Cash and cash equivalents, beginning of period	1,070,993	753,723	539,006	35,906

Cash and cash equivalents, end of period	$401,807	$539,006	$401,807	$539,006

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Reconciliation of Net Income to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-10	Dec-31-09	Dec-31-10	Dec-31-09
RECONCILIATION TO ADJUSTED EBITDA:
Net income / (loss) - GAAP	$15,446	$(9,486)	$170,972	$514,118
+ Interest expense, as defined	108,174	67,439	284,448	124,617
+ Provision for income taxes	44,710	95	136,484	44,605
+ Non-cash stock-based compensation expense	5,562	3,662	21,499	13,072
+ Depreciation	12,088	5,045	34,654	14,727
+ Amortization of intangible assets	172,230	141,194	652,920	312,172
+ Permitted R&D expenses	—	—	26,400	11,500
+ (Gain) on sale of assets	—	—	—	(393,095)
+ PGP Acquisition costs	—	42,808	21,912	60,520
+ Write-off of fair value step-up on acquired inventories	—	73,493	105,504	73,493
+ Other permitted add-backs	377	33,133	31,424	33,133

Adjusted EBITDA of WC plc, as defined	$358,587	$357,383	$1,486,217	$808,862

+ Expenses of WC plc and other	37,508	12,212	50,118	22,126

Adjusted EBITDA of Warner Chilcott Holdings Company III, Limited, as defined	$396,095	$369,595	$1,536,335	$830,988

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our senior secured credit facilities. Warner Chilcott plc is not a party to these agreements. Certain expenses included in Warner Chilcott plc’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Limited and its subsidiaries.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	Dec-31-10	Dec-31-09	Dec-31-10	Dec-31-09
Women’s Healthcare:
Osteoporosis
ACTONEL (1)	$233.7	$222.0	$1,027.2	$222.0
ATELVIA	5.3	—	5.3	—

Total osteoporosis	239.0	222.0	1,032.5	222.0

Oral Contraceptives
LOESTRIN 24 FE	89.9	72.6	342.3	247.6
FEMCON FE	8.4	10.9	41.8	49.5
Other Oral Contraceptives (2)	5.0	5.9	21.6	23.6

Total oral contraceptives	103.3	89.4	405.7	320.7

Hormone Therapy
ESTRACE Cream	37.4	33.8	136.4	115.9
FEMHRT	11.6	15.0	51.4	60.3
Other Hormone Therapy	5.3	7.6	26.3	26.9

Total hormone therapy	54.3	56.4	214.1	203.1

Other women’s healthcare products	16.5	8.1	63.2	20.7

Total Women’s Healthcare	413.1	375.9	1,715.5	766.5

Gastroenterology:
ASACOL	176.3	114.9	714.7	114.9

Dermatology:
DORYX	32.2	66.6	172.6	210.0
TACLONEX(3)	—	35.2	74.1	137.3
DOVONEX(3)	—	46.9	74.6	132.6

Total Dermatology	32.2	148.7	321.3	479.9

Urology:
ENABLEX (1)(4)	44.9	14.9	107.4	14.9
Other:
Other products net sales	24.0	17.1	84.6	18.7
Contract manufacturing product sales	3.3	3.7	15.9	12.9
Other revenue (5)	0.6	11.0	15.1	28.0

Total Revenue	$694.4	$686.2	$2,974.5	$1,435.8

(1)	Includes “other revenue” as classified in our condensed consolidated statement of operations.
(2)	Includes revenue from related authorized generic product sales from the date of their respective launch.
(3)	Includes sales for LEO following the closing of the LEO Transaction under our distribution agreement with LEO.
(4)	Effective October 18, 2010, includes sales of ENABLEX we recorded on a gross basis as we became the principal in the sales transactions.
(5)	Excludes other revenue reported in our condensed consolidated statements of operations and disclosed above pursuant to footnote 1.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	Dec-31-10	Dec-31-09
A&P	$38.4	$35.3
Selling & distribution	138.7	125.6
G&A	61.0	116.6

Total SG&A	$238.1	$277.5

	Year Ended
	Dec-31-10	Dec-31-09
A&P	$123.4	$61.1
Selling & distribution	575.3	188.6
G&A	391.7	186.7

Total SG&A	$1,090.4	$436.4